TODD SHIPYARDS CORPORATION ANNOUNCES U.S. COAST GUARD EXERCISE OF OPTION ON OVERHAUL AND DRYDOCKING OF USCGC POLAR STAR (WAGB-10)

VIA FACSIMILE CONTACT: SUMMER O'CONNOR

Total Pages - 1 SHAREHOLDER RELATIONS

206-623-1635 Ext. 106

SEATTLE, WASHINGTON...April 25, 2005...Todd Shipyards Corporation (NYSE:TOD) announced today that the U.S. Coast Guard has awarded to its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific" or the "Company"), a $8,777,829 modification to previously awarded contract HSCG85-04-C-625509 in support of repairs and alterations performed during the Dry-Docked Planned Maintenance Availability ("DPMA") of the icebreaker USCG Polar Star (WAGB-10). The contract modification provides for the alteration and repair of ship's systems, shipboard equipment and ship hull preservation. The work will be accomplished at the Company's shipyard in Seattle and is expected to be completed in August 2005.

The DPMA of the Polar Star is being performed pursuant to the Company's five-year Multi-Ship Multi-Option ("MSMO") contract with the Coast Guard for the overhaul and continued maintenance of the two Polar Class Icebreakers stationed at Seattle, Washington. The cost-type contract was awarded to Todd Pacific in 2004.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest. Its customers include the U.S. Navy, the U.S. Coast Guard, the Washington State Ferry system and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.